Exhibit 99.2

FOR IMMEDIATE RELEASE MAY 19, 2008	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES OFFERING OF
$500 MILLION OF CONTINGENT CONVERTIBLE SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, MAY 19, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it is commencing a public offering of $500 million of contingent convertible senior notes due 2038.  The notes will be convertible, under certain circumstances, using a net share settlement process, into a combination of cash and Chesapeake common stock.  In general, upon conversion of a note, the holder of such note will receive cash equal to the principal amount of the note and common stock for the note’s conversion value in excess of the principal amount of the note.  Chesapeake intends to use the net proceeds from the offering, together with proceeds from the concurrent public offering of senior notes, to fund the redemption of its 7.75% Senior Notes due 2015, to repay outstanding indebtedness under its revolving credit facility and for general corporate purposes.  The company intends to grant the underwriters of the proposed offering an option to purchase up to an additional $75 million aggregate principal amount of notes to cover over-allotments.

The contingent convertible senior notes are being offered pursuant to a registration statement filed today with the U.S. Securities and Exchange Commission.  Chesapeake intends to list the notes on the New York Stock Exchange after issuance.

Banc of America Securities, Barclays Capital, Credit Suisse, Goldman, Sachs & Co., and UBS Investment Bank will act as joint book-running managers for the Senior Notes offering. Copies of the preliminary prospectus supplement relating to the offering may be obtained from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by email at dg.prospectus_distribution@bofasecurities.com or by mail at Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, New York 10001.  An electronic copy of the preliminary prospectus supplement will be available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the expected consummation of the offering described and the use of proceeds. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.

Chesapeake Energy Corporation is the third-largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States.